UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________

Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
____________________________________

TEO FOODS INC.
(Exact name of Registrant as specified in its charter)
____________________________________

Nevada	2099	47-1209532
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

455 54th Street Suite 102
 San Diego, CA, 92114
(619) 758 1973
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
____________________________________

VCORP Services LLC
701 S. Carson Street, Suite 200
 Carson City, NV, 89701
(888) 528 2677
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________________________

Copy to:
Bonner & Associates
PO Box 971
La Jolla, CA   92038-0971
(619) 278-8326
____________________________________

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
____________________________________

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company
☒ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of Common Stock, par value $0.001 per share	4,097,290	$0.20	$819,458	$102.02
		Total Registration Fee $102.02(2)

(1)	Calculated pursuant to Rule 457(a) based on the Amount of Securities to be Registered multiplied by the Proposed Maximum Offering Price per Unit.

(2)	Previously paid.

The information in this prospectus may not be complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

TEO FOODS, INC.

4,097,290 Shares
Common Stock

This prospectus relates to an aggregate of up to 4,097,290 shares of our common stock which may be resold from time to time by the selling stockholder identified in this prospectus.

The Selling Stockholders will sell their shares of our Common Stock (the "Shares") at $0.20 per share until such time as our common stock is listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX, OTCQB, at which time they may be sold at prevailing market prices or in privately negotiated transactions.

You should read this prospectus and any prospectus supplement carefully before you invest. We will not receive any proceeds from the sale of the shares by the selling stockholder.

Our common stock is not listed, quoted or traded on any exchange or other marketplace. We intend to seek qualification for quotation by the OTCQB, other marketplace, or exchange that may be available to us in the future. There can be no assurance that we will ever qualify for quotation anywhere. The recent sales price of our Common stock has been determined solely by us and is based upon certain factors considered relevant by us including, without limitation, management's estimation of our business potential and earnings prospects. This does not necessarily reflect the fair market value of our Common stock.

Investing in our common stock involves a high degree of risk. See "Risk Factors" for certain risks you should consider before purchasing any shares. You should invest in our Common Stock only if you can afford to lose your entire investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 11, 2018

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on behalf of TEO Foods Inc. that is different from that contained in this prospectus. You should not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered by this prospectus under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sales of these securities. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus are "forward-looking statements." These statements are based on the current expectations, forecasts, and assumptions of our management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are sometimes identified by language such as "believes," "anticipates," "estimates," "expects," "plans," "intends," "projects," "future" and similar expressions and may also include references to plans, strategies, objectives, and anticipated future performance as well as other statements that are not strictly historical in nature. The risks, uncertainties, and other factors that could cause our actual results to differ materially from those expressed or implied in this prospectus include, but are not limited to, those noted under the caption "Risk Factors" in this prospectus. Readers should carefully review this information as well the risks and other uncertainties described in other filings we may make after the date of this prospectus with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on forward-looking statements. They reflect opinions, assumptions, and estimates only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements in this prospectus, whether as a result of new information, future events or circumstances, or otherwise.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus and any prospectus supplements carefully, especially the sections entitled "Caution Regarding Forward-Looking Statements," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," together with our financial statements and the related notes included elsewhere in this prospectus and in any prospectus supplements related hereto, before deciding to purchase shares of our common stock.

Teo Foods Inc.'s ("TEO Foods" or the "Company") intends to produce and sell packaged food products for retail in the frozen, refrigerated and shelf stable categories. The Company has a license to use the TEO name and logo on food products it sells and to apply the TEO pasteurization/sterilization processes to its products for improved shelf life and safety.

On April 20, 2018, the Company entered into a co-packing agreement with Commercial Targa S.A. De C.V. ("Targa") Targa is located in Tijuana Mexico and produces and sells its own brands of products in Mexico which includes the NERYS line of imported California cheese products, frozen pizzas, various pasta meals and other products sold in the major stores such as Walmart, 7 eleven, Soriana, OXXO and others.

Subsequently, we were informed that Targa was to be sold to a larger food company in Mexico. We were able to negotiate a purchase of Targa from its parent company and on July 30, 2018, the Company entered into a Stock Purchase Agreement with NERYS USA Inc. to purchase all of the issued and outstanding equity of Targa. The purchase price includes $500,000 in cash, a $740,000 Secured Convertible Promissory note and 15,000,000 Common Shares of the Company. The closing of this transaction shall be held on the later of October 11, 2018 or the satisfaction or waiver of the conditions specified in the Stock Purchase Agreement. There can be no assurance as to when or if the acquisition of Targa will ever occur.

The Company is currently working with Targa as its co-packer to develop its packaged products for initial retail placements in Mexico.

For a more complete description of our business, please see "Business," in the prospectus.

All of the shares covered by this prospectus are being offered for resale by the selling stockholder named in this prospectus. We will not receive any proceeds from the sale of the shares. See "Summary of the Offering" and "Use of Proceeds".

Our Common Stock is not currently listed for quotation or trading on any exchange. It is our intention to seek quotation on the OTCQB if we qualify for listing on the same. There can be no assurances that our Common Stock will be approved for trading on the OTCQB, or any other quotation or trading exchange.

We are an "emerging growth company" as defined under the federal securities laws and are subject to reduced public company reporting requirements.

An investment in our common stock is speculative and involves substantial risks. You should read the "Risk Factors" section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock. You should invest in our Common Stock only if you can afford to lose your entire investment.

Corporate information
Our principal executive offices are located at 455 54th Street Suite 102, San Diego, CA 92114 and our telephone number is (619) 758-1973. Our website is www.teofoods.com. The contents of our website are not incorporated by reference into this prospectus.

Summary of the Offering

Shares of common stock offered by us	None.

Shares of common stock offered by the Selling Stockholder	4,097,290 shares.

Use of proceeds	We will not receive any proceeds from the sale of common stock covered by this prospectus.

Risk Factors
An investment in our common stock is speculative and involves substantial risks. You should read the "Risk Factors" section of this prospectus for a discussion of certain factors to consider carefully before deciding to invest in shares of our common stock.

Plan of Distribution	The shares of common stock covered by this prospectus may be sold by the selling stockholder in the manner described under "Plan of Distribution."

RISK FACTORS

Your investment in our common stock involves a high degree of risk.  You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock.  If any of the following risks actually occur, our business, financial condition and operating results could be harmed.  As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

RISKS RELATED TO OUR BUSINESS

Our independent accountants have expressed a "going concern" opinion.

Our financial statements accompanying this Prospectus have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. We have a minimal operating history and no revenues or earnings from operations. We have no significant assets or financial resources. We will, in all likelihood, sustain operating expenses without corresponding revenues for the immediate future. See "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – LIQUIDITY AND CAPITAL RESOURCES." There are no assurances that we will generate profits from operations.

Our ability to continue as a going concern is dependent on raising additional capital, which we may not be able to do on favorable terms, or at all.

We can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to us, or at all. If we are unsuccessful in raising additional funding, our business may not continue as a going concern. Even if we do find additional funding sources, we may be required to issue securities with greater rights than those currently possessed by holders of our Common Stock. We may also be required to take other actions that may lessen the value of our Common Stock or dilute our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional equity securities. If we experience difficulties raising money in the future, our business and liquidity will be materially adversely affected. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS – LIQUIDITY AND CAPITAL RESOURCES," below.

Substantial competition in the food industry could adversely affect the Company's ability to sell its products.

We face substantial competition in the marketing and sale of our products. The Company will compete with numerous other companies, many of which have established reputations, and many of which are better financed than the Company. Such substantial competition could adversely affect the Company's capability to find vendors willing to place our products for sale or at price levels that are too low to achieve adequate revenues to support business plans and operations.

We are in the process of acquiring our Co-Packer, Targa. In the event we are unable to complete the acquisition Targa may be sold to a company in the food industry that may not want to produce our products.

In the event the Targa purchase is not completed we have no assurance that a subsequent purchaser would maintain the co-packing agreement, develop, produce or assist in placement of our products. We would have to seek out a new co-packing arrangement with another producer which may be under less favorable terms with higher costs, larger minimums and longer lead times. This could delay or interrupt our ability to sell our products until a substitute manufacturer could be found.

Food safety and food-borne illness concerns may have an adverse effect on our business.

We intend to dedicate resources to ensure that our customers enjoy safe, quality food products. However, food-borne illnesses (such as E. coli and salmonella) and food safety issues are an ongoing issue in the food industry. If a food-borne illness or other food safety issues occur, whether at our production facility, or a co-packer, it is likely that negative publicity would adversely affect our sales and profitability. If our customers become ill from food-borne illnesses, we might need to recall product. Separately, the occurrence of food-borne illnesses or food safety issues could adversely affect the price and availability of affected ingredients and could increase the cost of insurance.

Changes in commodity and other operating costs or supply chain and business disruptions could adversely affect our results of operations.

Changes in food and supply costs are a part of our business; any significant increase in the prices of commodities used in our products could make our products more expensive to produce and require us to increase our pricing to customers and make our products less competitive.  We may be unable to make the improvements in our operations to mitigate the effects of higher costs.

We are an investment risk because business strategies planned are not proven.

We have no established basis to assure investors that our business strategies will be successful. We are dependent on unproven technology to provide a competitive advantage in the market. Our licensed process when proven could provide an opportunity to penetrate markets occupied by much larger more established food companies. Our strategies related to our intended product are unproven because similar products are not generally available in the market. We have no basis to predict acceptance by customers. We must also establish a customer base to ensure sufficient revenues are generated to support operations.  Our business model and strategies are unproven by any significant history of business operations. Failure to prove that our business model and strategies work through continued operations may have a material adverse effect on our business and financial condition.

Regulatory review of our process may delay or prevent sales of our products as shelf stable.

The sterilization processes we have licensed from TEO Inc. are be subject to approval by the FDA prior to our ability to sell our products as shelf stable in the United States. This approval could take an extended period of time to achieve or could never be granted. Management believes that the shelf stable market provides opportunities exclusive to the licensed sterilization process. Delays related to the required regulatory approvals could limit our growth opportunities in the United States and other territories that require these approvals.

We may not be able to manage our growth effectively.
Our strategy envisions growing our business.  There can be no assurance that such growth will occur, either to the extent our strategy envisions or at all.  Even if we do grow, if we fail to manage our growth effectively our financial results could be adversely affected.  Growth may place a strain on our management systems and resources.  We must continue to refine and expand our business development capabilities, our systems and processes and our access to financing sources.  As we grow, we must continue to hire, train, supervise and manage new employees.  We cannot assure you that we will be able to:

●	meet our capital needs;
●	implement, improve and expand our operational, financial, management information, risk management and other systems effectively or efficiently or in a timely manner;
●	allocate our human resources optimally;
●	identify, hire, train, motivate and retain qualified managers and employees;
●	develop the management skills of our managers and supervisors; or
●	evolve a corporate culture that is conducive to success.

If we are unable to manage our growth and our operations our financial results could be adversely affected.

Our management ranks are thin and losing or failing to add key personnel could adversely affect our business.
Our future performance depends substantially on the continued service of our senior management and other key personnel, including personnel which we need to hire.  Our success depends upon the continued efforts of our senior management team.  We need to identify and hire additional senior managers to perform key tasks and roles.  We do not have key man life insurance on any of our personnel. We currently rely primarily on the services of our President and director, Jeffrey Mackay who currently has approximately 50% of his time dedicated to the Company. Mr. Mackay has no prior experience managing a food company intending to sell packaged food products. John O'Keefe has recently joined the Company as CFO and Director. He has no prior experience in the food industry. Dr. Ash Husain has recently joined the Company as CTO and has extensive experience in the food industry.

We have related-party transactions.
We have engaged in related-party transactions with our directors, officers or related entities. In all related-party transactions, there is a risk that even if the Company personnel on the other side of the table from the related party are striving to ensure that the terms of the transaction are arms-length, the related party's influence may be such that the transaction terms could be viewed as favorable to that related-party. We do not currently have committees comprised of independent directors that can review proposed related-party transactions, but even such committees and procedures may be susceptible to the influences inherent to these types of transactions. Our financial statements and other disclosure in this prospectus provide specific information about our prior related-party transactions. We may engage in additional related-party transactions in the future.

We are an "emerging growth company" under the JOBS Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 ("JOBS Act"), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.
We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (2) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We are a "smaller reporting company," and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.
We are currently a "smaller reporting company", meaning that we are not an investment company, an asset- backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a non-affiliated public float of less than $75.0 million and annual revenues of less than $50.0 million during the most recently completed fiscal year. In the event that we are still considered a "smaller reporting company," at such time as we cease being an "emerging growth company," we will be required to provide additional disclosure in our SEC filings. However, similar to an "emerging growth companies", "smaller reporting companies" are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a "smaller reporting company" may make it harder for investors to analyze our results of operations and financial prospects.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain executive management and qualified board members.
As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations increases our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources, particularly after we are no longer an "emerging growth company," as defined in the Jumpstart our Business Startups Act, or the JOBS Act. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management's attention may be diverted from other business concerns which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants who will increase our costs and expenses.

RISKS RELATED TO OUR COMMON STOCK

Our common stock is not quoted publicly or traded on any national securities exchange.
Our common stock is not quoted or traded on any exchange and a market for our stock may never develop. The value of our common stock may be volatile and lack liquidity, all of which may adversely affect the market price of the common stock and our ability to raise additional capital.

Applicable SEC rules governing the trading of "penny stocks" limits the trading and liquidity of the common stock which may affect the trading price of the common stock.
Our common stock is not currently quoted on the OTC Bulletin Board or any National exchange. The most recent private sale was below $5.00 per share, and we have less than $2,000,000 of net tangible assets; therefore, the common stock is currently considered a "penny stock" and so is subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded.  These regulations require the delivery, before any transaction involving a penny stock, of a disclosure explaining the penny stock market and the associated risks; and certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction before sale.  In addition, margin regulations prevent low-priced stocks such as ours from being used as collateral for brokers' margin loans to investors.  These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in our common stock.  In addition, many institutional investors, as a matter of policy, do not invest in stocks which are not traded on a national securities exchange and/or which trade for less than $5.00 per share.

We do not expect any cash dividends to be paid on our common stock in the foreseeable future.
We have never declared or paid a cash dividend on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future.  We expect to use any future earnings, as well as any capital that may be raised in the future, to fund business growth.  Consequently, a stockholder's only opportunity to achieve a return on investment would be for the price of our common stock to appreciate and that stockholder to sell his or her shares at a profit.  We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock and conversion of our preferred stock.
We have issued common stock and other equity-based securities in support of our business objectives and initiatives.  In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders.  We are currently authorized to issue an aggregate of 500,000,000 shares of capital stock consisting of 490,000,000 shares of common stock and 10,000,000 shares of preferred stock.  As of October 11, 2018 , there were 9,022,900 Preferred shares outstanding, held by Teo Inc., which are convertible into 90,229,000 shares of common stock and, 10,334,745 shares of Common stock outstanding.  We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.  Such securities may be issued at below-market prices or, in any event, prices that are significantly lower than the price at which you may have paid for your shares.  The future issuance of any such securities may create downward pressure on, or dampen any upward trend in, the trading price of our common stock.

We are controlled by our President/major stockholder Jeffrey Mackay.
Jeffrey Mackay, our President, beneficially owns approximately 97.1% of our common stock as of October 11, 2018 .Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 90,229,000 shares of common stock that are issuable upon conversion of 9,022,900 preferred shares held by TEO Inc. and 10,334,745 shares of common stock outstanding as of October 11, 2018 .

Mr. Mackay is a majority shareholder of TEO Inc. which holds Preferred shares with super voting rights that have a controlling influence in shareholder votes.  Such concentrated control of the Company may adversely affect the price of our common stock.  Because of his high percentage of voting control, beneficial ownership, and his positions as an officer and director, Mr. Mackay is able to control matters requiring the vote of stockholders, including the election of our Board of Directors and certain other significant corporate actions. If you acquire our common stock, you may have no effective voice in the management of the Company.

Mr. Mackay's roles as President, Director and majority shareholder of both companies creates a potential conflict of interest regarding interactions between the two companies. Having an interest in both companies could mitigate this conflict, but his personal interests may not be aligned with or may be averse to other shareholders.

The issued and outstanding Preferred shares have 100 for 1 voting rights which could have the effect of deterring or delaying attempts by our Common stockholders to remove or replace management, engage in proxy contests and/or effect changes in control.  We have 10,334,745 issued and outstanding Common shares which have one vote for each share. The 9,022,900 issued Preferred shares would be able to cast 902,290,000 votes on most matters that Common shareholders could vote. This results in the Preferred shareholder having a controlling influence in shareholder votes. Mr. Mackay through his majority ownership of TEO Inc. has the ability to control the voting of these Preferred shares.

We have recently issued convertible notes that may be converted into shares of our Common Stock in the near future.
In June 2018, we commenced a private offering of up to $600,000 in convertible notes to accredited investors. The notes are for a two-year term and bear an 8% interest rate due at maturity. The notes are convertible into the Company's common shares at a 20% discount to the 30-day average bid price of the Company's common shares as may be quoted on the OTCQB, OTCQX or listing on a national stock exchange, of which there can be no assurance, and at no rate lower than $0.20 per share. As of the date hereof an aggregate of $100,000 in notes have been issued. None have been converted as of the date of this Prospectus. There are no assurances that we will have sufficient funds to pay the interest when due, or the principal upon maturity, if the notes are not converted. If the notes are converted our current shareholders will incur dilution to their current ownership. In addition, if our Common Stock is approved for quotation or trading, of which there is no assurance, the sale of these shares upon conversion may have a depressive impact on the quoted price of our Common Stock.

We may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders' ownership interests.
We may need to raise additional capital in the future, which may not be available on reasonable terms or at all.  Our present cash flow from operations is insufficient to achieve our business plan.  We may need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

●	pursuing growth opportunities, including more rapid expansion;
●	acquiring complementary businesses;
●	hiring and/or incentivizing qualified management and key employees;
●	developing new services or products; and
●	responding to competitive pressures

It can be difficult for companies, particularly smaller ones, to obtain equity or debt financing.

Any additional capital raised through the sale of equity or equity-backed securities may dilute current stockholders' ownership percentages and could also result in a decrease in the fair market value of our equity securities.  The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Debt securities, on the other hand, are senior to common stock, might contain onerous restrictive covenants, and must be repaid when they mature; and if we do not profitably use the money raised, we may not have enough cash on hand to repay the debt upon maturity without impairing our operations.

Furthermore, any debt or equity or other financing that we may need may not be available on terms favorable to us, or at all.  If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our reported financial results.

USE OF PROCEEDS

We will not receive any proceeds from the sales, if any, of the common stock covered by this prospectus. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. See "Selling Stockholder" and "Plan of Distribution" described below.

Market Information
No established public market exists for our common stock, and a public market may never develop. Our Common stock is not currently traded on any national securities exchange or quoted on the OTC Bulletin Board under any symbol. The most recent sales of our common stock was in July of 2018 for $0.10 per common share.

Holders
As of October 11, 2018 , we had issued and outstanding 10,334,745 shares of common stock, held by approximately 38 stockholders of record. This does not include TEO Inc., the one holder of 9,022,900 shares of Preferred stock which are convertible into 90,229,000 shares of common stock.

Dividends
We have never paid or declared any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future but rather intend to retain future earnings, if any, for reinvestment in our future business. Any future determination to pay cash dividends will be in compliance with our contractual obligations and otherwise at the discretion of the board of directors and based upon our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

 BUSINESS
General
Teo Foods Inc.'s ("TEO Foods" or the "Company") intends to produce and sell packaged food products for retail in the frozen, refrigerated and shelf stable categories. The Company has a license to use the TEO name and logo on food products it sells and to apply the TEO pasteurization/sterilization processes to its products for improved shelf life and safety.

The Company will initially sell a line of TEO branded packaged food products in the refrigerated meal and meal component categories. The initial markets are domestically and in Mexico.

On April 20, 2018, the Company entered into a co-packing agreement with Commercial Targa S.A. De C.V. ("Targa") Targa is located in Tijuana Mexico and produces and sells its own brands of products in Mexico which includes the NERYS line of imported California cheese products, frozen pizzas, various pasta meals and other products sold in the major stores such as Walmart, 7 eleven, Soriana, OXXO and others.

Subsequently, we were informed that Targa was to be sold to a larger food company in Mexico. We were able to negotiate a purchase of Targa from its parent company and on July 30, 2018, the Company entered into a Stock Purchase Agreement with NERYS USA Inc. to purchase all of the issued and outstanding equity of Targa. The purchase price includes $500,000 in cash, a $740,000 Secured Convertible Promissory note and 15,000,000 Common Shares of the Company. The closing of this transaction shall be held on the later of October 11, 2018 or the satisfaction or waiver of the conditions specified in the Stock Purchase Agreement. There can be no assurance as to when or if the acquisition of Targa will ever occur.

In the event the Targa purchase is not completed we would maintain the co-packing agreement. If Targa is sold to a competing food company, they may choose to terminate the agreement. We would then have to seek out a new co-packing arrangement with another producer.

We are currently working with Targa to develop our packaged products for initial retail placements in Mexico. We have made several visits to the factory in Mexico and assessed capabilities and equipment currently available for production. Our Chief Technical Officer has visited the facility and we are working on the production planning for initial products with the licensed pasteurization/sterilization process applied. Although Targa currently has tray and pouch thermoforming, modified atmosphere fill and sealing capability we will need to add equipment for pre-formed tray modified atmosphere fill and sealing capability. We are also looking to improve the pasta/rice cooking capabilities which are the base of our initial meal recipes.

We do not expect to place any of our new products for retail sale in 2018. We expect the production planning, formulation, equipment and supply lead times, testing, validation, branding and sales could take until mid-2019 for a limited regional new product offering. This assumes that we are able to secure additional capital to purchase the necessary equipment, supplies (trays, film, carton/print materials…), retain consultants/staff and provide for other costs of production.

We will maintain a website located at www.teofoods.com, and electronic copies of our filings with the SEC, will be available, free of charge, on our website as soon as practicable after such material is filed with, or furnished to, the SEC.

Product Overview
Our product offering will be single serve and multi-serve entrees & side dishes focusing on convenience items that drive superior margins.  We will offer varying levels of vegetarian, organic, all natural, ethnic and home-style entrees that command a premium price in the market place.  Each meal will contain a starch and multiple vegetables with an exquisite sauce to compliment the meal.  Sauce quality will help us differentiate our products along with our unique production process. The vegetables will be high quality vegetables such as broccoli florets with no stems.  (Example: Teriyaki Rice Bowl with Vegetables or Home Style Garlic Mashed Potatoes).  The meals will have universal appeal but will also target specific demographic groups such as vegetarians and consumers who value organic meals. This type of product was selected based on current trends, our unique production process and handling requirements needed to process USDA meat components. Secondarily, these products are expected to have higher pricing to consumers which supports the use of high quality components and the limited initial production throughput.

This preliminary product mix may change prior to initial production based on additional market research and customer input.  There is a unique opportunity to market multiple products, so consumers can "mix 'n match" meal components such as buying a side dish of garlic mashed potatoes and a serving of their favorite vegetable in sauce.

Management will initially produce single and multi-serve entrees & side dishes that have extended shelf life in a "refrigerated" format with the long-term intent to market shelf stable meals.  The "refrigerated" status will allow us to create critical mass while simultaneously seeking FDA approval for our new production process.

The total market for frozen, refrigerated and shelf stable entrees & side dishes is a very dynamic market place that welcomes new product ideas.  We expect the extended shelf life will be embraced by wholesale customers due to supply chain issues of refrigerated foods and the application of a pasteurization/sterilization process in this category adds a food safety component that is not provided by other products in this category.

Benefits of the Licensed Process and Improved Products
Quality, safety and convenience are what we believe to be  the primary benefits to the licensed process.

The process is expected to produce sterilized meals in less than 15 minutes of processing time with time at sterilization temperatures targeted preserve quality and assure safety. Pasteurization is expected in less processing time. We believe that achieving rapid heat rise times to sterilization temperature and rapid cool time back to near ambient or refrigerated temperature will produce meals that have improved taste, texture, color and nutritional values over conventional retort sterilization methods which can subject the food to high temperatures for an hour or more.

Our process utilizes microwave energy to achieve rapid heating of packaged food products. Food packages are filled and sealed using standard industry systems and enter our system via conveyor. Multiple tuned cavities apply varying power levels to rapidly and evenly heat the food to the desired temperature.

Retort methods place the product in a steam chamber and must rely on thermal transfer of heat from the outer surfaces to reach the center. Like cooking a roast in a conventional oven, it can take a very long time for the center to reach the desired temperature.

Microwave energy penetrates the food and can heat throughout the product with some limitations on depth of penetration and the challenges of overheating patterns.

The currently licensed 200-kilowatt system we intend to use for our products is designed to process twelve-ounce rigid tray packages. The system may be utilized in different configurations to achieve different levels of pasteurization /sterilization. The tray passing through the exposure cavities is heated to the desired temperature in about two minutes.

We believe the quality related to pasteurized/refrigerated foods will be comparable as these products are not subjected to high sterilization temperatures for extended periods. These products have a consumer perception of being high quality, healthy and nearly fresh prepared foods. We believe our products will be of equal or better quality and have a near fresh taste.

Our products will have an added safety benefit over many current offerings of refrigerated and frozen products because we will have subjected the products to pasteurization/sterilization temperatures; killing off resistant microorganisms that may remain viable in many traditional frozen and refrigerated products. Consumers often put themselves to health risks by failing to heat frozen and refrigerated products to safe temperatures prior to consumption. Consumers may not realize that the frozen or refrigerated products they are purchasing may not have undergone any sterilization processes. The importance of warning labels and instructions to cook thoroughly before eating can go ignored by a consumer heating a meal hastily during a lunch break.

We believe retailers and consumers will benefit from our distribution as a refrigerated product due to the extended shelf life we intend to provide. Our products can be processed at sterilization temperatures and will have packaging with high barrier properties; resulting in the ability to offer longer shelf life as a refrigerated product. This can result in less waste to the retailer and better quality to the consumer throughout the shelf life of the product.

We believe our products will be less susceptible to distribution variables that can affect safety and quality of frozen and refrigerated products. Frozen products can thaw and refreeze several times before they are eaten by the consumer. Variation of refrigeration temperatures during distribution and at the retailers can cause safety risks and quality issues to consumers refrigerated products.

Once our products are approved for shelf stable distribution we expect consumers, customers and retailers to eventually prefer the convenience of the ambient ready to eat meal versus frozen or refrigerated meals.

When consumers become familiar and trust our products as refrigerated, we hope to transition those products out or refrigeration where we expect consumers to embrace the convenience of a high quality, healthy, ready to eat meal. The ambient meal can be warmed in 30 to 60 seconds. A typical comparable frozen meal can require 5 minutes or more and often requires multiple steps of heating and stirring.

We will likely maintain distribution as refrigerated even after we are approved for shelf stable distribution due to the negative quality perception and low price point of the existing shelf stable products in the U.S. markets.

Market Overview

The U.S. frozen food market is expected to reach USD 72.98 billion by 2024, according to a report by Grand View Research, Inc. Greater economic participation from all segments of the U.S. society has resulted in hectic work schedules thus causing a change in lifestyles. Frozen food provides convenience thus catering to this shifting trend.

Frozen foods are easy to carry, cook and consume. They do not require much preparation before consumption. They come in pre-portioned and pre-measured quantities which reduce waste.

Frozen ready meals accounted for more than 35% in 2015 and are expected to occupy a major share over the forecast period. Availability of staple ready meals, product differentiation and ease of usage are the factors expected to drive this growth.

The industry is fragmented in nature with the presence of both regional and international market participants. Companies are focusing on manufacturing process optimization to reduce wastage. Innovation is a key market characteristic

McCain, Inn Foods, ConAgra Foods, Pinnacle Foods Groups, General Mills Inc., Bellisio Foods, Jeanie Marshall Foods Inc., and Goya Foods are some of the major market participants.

While frozen foods are appealing for consumers who value ease and convenience, many Americans now prefer the fresh, natural foods found in the perimeter of the grocery store. According to Frozen Foods: United States by Freedonia Focus Reports, many consumers believe that fresh foods are healthier and of higher quality than items in the freezer aisle.

Refrigerated meats and meals had overall sales that reached $25 billion in 2013 and are expected to approach $31 billion by 2018. Global demand for refrigerated foods is due to many consumers in other countries recognizing the convenience and easy to use of refrigerated ready meals. Also, the increased presence of grocery stores in developing nations are creating demand for packaged, refrigerated foods instead of fresh foods. Marketers for food manufacturers are going to have to create their own competitive advantage through branding and packaging. Companies can also increase their sales by meeting ingredient demands by health concerned consumers. Using more natural and organic ingredients in products can drive sales over the competition, especially when placed on the packaging.

Different products covered in refrigerated foods include: Chilled Fish/Seafood, Chilled Lunch Kit, Chilled Noodles, Chilled Pizza, Chilled Processed Meats, Chilled Ready Meals, Chilled Soup, Chilled/Fresh Pasta, Fresh Cut Fruits, Prepared Salads. (https://www.marketresearch.com/Food-Beverage-c84/Food-c167/Refrigerated-Foods-c1477/)

Frozen ready meals account for more than a third of the frozen market. Healthy Choice, Lean Cuisine, Amy's and Smart Ones are just a few of the familiar offerings in the category. We will initially be providing similar offerings except in the refrigerated category and focusing on high quality alternatives with vegetarian, vegan and organic options.

We believe we can market long shelf life refrigerated entrees that capitalize on consumer trends with great nutrition, value, taste and texture.

The Consumer
We expect domestic consumers to have initial reservations regarding ambient ready to eat meals. Consumers are familiar with frozen products of this type and will likely have quality, taste, health and safety concerns related to sterilization and ambient storage.

We will initially market our products as refrigerated. Consumers can transition to accept our ambient product through familiarity with an extended life refrigerated product.  Based on our success with consumers in the refrigerated category we envision having both refrigerated and shelf stable entrees and sides. Consumers will need to slowly transition to shelf stable entrees and sides once they gain trust in product quality.   An example of this transition in the U.S. market was the marketing of UHT soy and dairy products in the chilled section of the supermarkets. These products are shelf stable for months but required marketing in the chilled dairy section to develop sales with U.S. consumers. Slowly we saw these products moved from chilled to the shelf.

We expect consumers, customers and retailers to eventually prefer the convenience of the ambient ready to eat meal versus frozen or refrigerated meals. The meal can be eaten as is or heated.  We expect the most popularly used heating method will be in a common home microwave oven. Consumers are expected to enjoy a more appealing final reheated meal. The ambient meal can be warmed in 30 to 60 seconds. A typical comparable frozen meal requires 5 minutes or more and often requires multiple steps of heating and stirring.

Distribution
We anticipate using traditional supply chain partners to get to market. We expect to market products regionally based on our first production line. Upon regional success, we will add lines when needed to service customers on a national basis.  Management believes our biggest distribution challenge will be creating critical mass to drive reasonable supply chain costs from storage to actual frequent shipments to customers so they have acceptable inventory turns.

Other foodservice, c-store, vending and military customers may also place our product and force distribution accordingly, but we will still be faced with supporting reasonable supply chain costs.

We will initially distribute all our products as chilled.  We have no domestic distribution agreements established at this time. We can distribute in Mexico through our co-packing relationship with Targa and its existing brand placements in grocery and convenience stores.

Branding
We are committed to building a new brand in refrigerated and shelf stable entrees & sides.  We will also private label, produce for other brands and retailers.

We will be faced with the traditional challenges of introducing, marketing and gaining consumer acceptance of food products to consumers in highly competitive markets dominated by mega companies with generationally established brand recognition.

Management believes by changing the technology in refrigerated and shelf stable entree product life/shelf life, it is an ideal opportunity to carve out a new branded position.  We view the use of extended refrigerated shelf life and subsequent introduction of quality long-life, high-quality shelf stable entrees as a means to establish a new brand in the market.  The benefit of refining the sterilization process is a major point of differentiation in the marketplace.  We expect to receive limited competitive response since "price" won't be a determining factor due to our extended shelf life and high quality.

We will brand and also offer private label to continue the current perception of "prepared on premise" with national retailers.  In other segments such as military, c-store, etc., private label may be more prevalent.

Competition
We will be competing with major food companies that have substantially more resources and influence over retail placements, distribution and supply chain.

Mega companies like Con-Agra, Nestle, Tyson and others dominate the markets and have many brands and products competing for retail shelf space.

If we are able to gain a market presence with our unique products and process in the domestic refrigerated category these larger competitors could utilize their vast resources to develop and market products to compete.

There is room for new competitors in both refrigerated and shelf stable entrees & sides.  Frozen competitors are not expected to view us as an immediate threat due to the convenience and long life of current frozen food formats.  Once retailers embrace our product offerings due to their long shelf and as we fine tune our process we expect competitors will then react to us more aggressively.

Certain Agreements
Our current agreements consist primarily business to business agreements. These agreements enable and facilitate the introduction of our branded products into the market.

Royalty and License Agreement
On September 30, 2017, the Company entered into a Master Agreement with TEO Inc. ("TEO") TEO is the founder and majority controlling shareholder of the Company. The Master Agreement provides the Company a license to use the TEO name and logo on food products it sells and to apply TEO's pasteurization/sterilization processes to its products for improved shelf life and safety. Additional provisions provide the Company production rights to TEO's pasteurizer/sterilizer and rights to lease its own system when certain sales/production increase. Pursuant to the master agreement, the Company agree to pay an initial $1 million fee in installments with $100,000 due on June 30, 2018, $300,000 due on December 31, 2018 and the remaining $600,000 due in 12 equal monthly payments with the first payment due on January 31, 2019. Commencing January 1, 2020, a use/royalty and service fee of 5.5% of the Company's gross revenue for food sales processed using TEO's intellectual property is payable quarterly.  The ongoing licensing is maintained by meeting minimum annual use/royalty and service fees. The Company may pay for the difference between the actual use and the minimum to maintain the license.

Co-Pack Agreement
On April 20, 2018, the Company entered into a co-packing agreement with Commercial Targa S.A. De C.V. ("Targa") Targa is located in Tijuana Mexico and produces and sells its own brands of products in Mexico which includes the NERYS line of imported California cheese products, frozen pizzas, various pasta meals and other products sold in the major stores such as Walmart, 7 eleven, Soriana, OXXO and others.

Targa is currently the Company's only vendor contracted to produce our products. The Company expected to maintain this relationship with Targa. Targa had informally agreed to support placement of the Company's non-competing products where its products are distributed. We were recently informed that Targa was to be sold to a larger food company in Mexico. We were able to negotiate a purchase of Targa from its parent company under the terms discussed below under the heading Stock Purchase Agreement.

Stock Purchase Agreement
On July 30, 2018, the Company entered into a Stock Purchase Agreement with NERYS USA Inc. to purchase all of the issued and outstanding equity of Targa. The purchase price includes $500,000 in cash, a $740,000 Secured Convertible Promissory note and 15,000,000 Common Shares of the Company. The closing of this transaction shall be held on the later of October 11, 2018 or the satisfaction or waiver of the conditions specified in the Stock Purchase Agreement.

Research and Development
We do not engage in research and development activities as part of our business at this time. We will cooperate with TEO Inc. in its research and development of its pasteurization/sterilization technology pursuant to the terms of the Master Agreement.

Intellectual Property and Licenses
We have a license agreement with TEO Inc. The Master Agreement provides the Company a license to use the TEO name and logo on food products it sells and to apply TEO's pasteurization/sterilization processes to its products for improved shelf life and safety. Additional provisions provide the Company production rights to TEO's pasteurizer/sterilizer and rights to lease its own system when certain sales/production increase.

We do not currently hold Patent rights. We may develop certain recipes and formulae related to our products in the ordinary course of business. We may develop additional trademark and other branding related intellectual property as we launch and market our products.

Government Regulation
We will be producing and selling food products in the domestic and international markets. We will be required to comply with various regulations in each jurisdiction related to food safety and consumer protection. We will be required to comply with regulations related to food handling, packaging, labeling, storage and shipping. International sales will have to comply with customs regulations.

We intend to introduce our initial products in the refrigerated category which does not require regulatory approval. When we choose to proceed with the introduction of products in the shelf stable category we will be required to have approval from the Food and Drug Administration ("FDA") to sell our products in the United States as shelf stable.  Although, microwave sterilization technology for packaged shelf stable meals was accepted by FDA in 2010, each process and product application must be approved prior to any sales as shelf stable.

Obtaining these approvals can take more than a year and require extensive data and expert support to obtain an approval which with the application of any novel technology may never be granted. It was a concern for many years that any microwave-based sterilization process would ever be approved by the FDA given the challenges to validation data where many traditional temperature measurement methods are incompatible with the application of microwave energy.

We believe that the system production data from our sale of products in the refrigerated category will be supportive to an application to the FDA by TEO Inc. for shelf stable approval. TEO Inc. would make the determination of when to proceed with an application and bear the costs related to the application.  TEO Inc. does not have an application for shelf stable approval pending with the FDA at this time.

We are not currently aware of any pending regulations that would materially impact our operations.

Employees
We currently have Jeffrey Mackay as CEO,President and Director, John O'Keefe as CFO and Director and Dr. Ash Husain as CTO.

Jeffrey Mackay currently devotes approximately 50% of his time to the business of TEO Foods, Inc. and the remainder of his time on other business ventures.

John O'Keefe currently has made available approximately 25% of his time for the business of TEO Foods, Inc. based on the current business needs at this time.

Ash Hussain currently has made available approximately 25% of his time for the business of TEO Foods, Inc. based on the current business needs at this time.

We expect to increase our future employee levels on an as-needed basis in connection with our expected growth.
Properties
Our current office address is 455 54th Street Suite 102, San Diego CA 92114. It is provided care of TEO Inc. We do not pay a fee for receiving mail and using the office facilities on an as needed basis for meetings at this location. Our President is also the CEO of TEO Inc. and works from this location. We do not pay a fee for the use of these offices as they are provided by our President on an as needed basis for meetings and consultations.

We have a co-packing agreement for production and warehousing and do not require additional facilities at this time.

Legal Proceedings
None

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management's Discussion and Analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The Management's Discussion and Analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions.  Any statements that are not statements of historical fact are forward-looking statements.  When used, the words "believe," "plan," "intend," "anticipate," "target," "estimate," "expect," and the like, and/or future-tense or conditional constructions ("will," "may," "could," "should," etc.), or similar expressions, identify certain of these forward-looking statements.  These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this prospectus.  Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors such as those noted under "Risk Factors" in this prospectus.  We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

Overview
The Company was incorporated in the state of Nevada on December 27, 2012 but did not commence operations until September of 2017. The Company's principal activity is to produce and sell packaged food products for retail in the frozen, refrigerated and shelf stable categories. The Company has a license to use the TEO name and logo on food products it sells and to apply the TEO pasteurization/sterilization processes to its products for improved shelf life and safety.

We have received equity and debt investments both from insiders and from private investors. As we expand operational activities, we may continue to experience operating losses and/or negative cash flows from operations and may be required to obtain additional financing to fund operations. There can be no assurance that we will be able obtain additional financing, if at all or upon terms that will be acceptable to us.

Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in our stage of development. Such risks include, but are not limited to, an evolving business model and the management of growth.

To address these risks we must, among other things, implement and successfully execute our business and marketing strategy and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Results of Operations

Results of Operations for the Six Months Ended June 30, 2018 and 2017

During the six-month period ended June 30, 2018 and 2017, the Company had a no revenue. The Company began operations with the entry into a Master Agreement with TEO Inc. ("TEO") in September 2017. TEO is the founder and majority controlling shareholder of the Company. The Master Agreement provides the Company a license to use the TEO name and logo on food products it sells and to apply TEO's pasteurization/sterilization processes to its products for improved shelf life and safety. Additional provisions provide the Company production rights to TEO's pasteurizer/sterilizer and rights to lease its own system when certain sales/production increase. Pursuant to the Master Agreement, the Company agree to pay an initial $1 million fee in installments with $100,000 due by June 30, 2018. The Company recorded a deemed dividend of $1 million for the initial fee payable to TEO. During the six-month period ended June 30, 2018, the Company paid $43,000 and during the year ended December 31, 2017 paid $30,000 toward the current portion of the license fee payable.

The Company's net loss for the six-month period ended June 30, 2018 and 2017 was $ 3,944 and 0, respectively. These expenses consist primarily of accounting services and fees paid to the Nevada secretary of state.

Expenses are expected to increase as our operations develop and we begin to introduce our products into the market.

Results of Operations for the years Ended December 31, 2017 and 2016

During the years ended December 31, 2017 and 2016, the Company had no revenue.  The Company's net loss for the fiscal year ended December 31, 2017 was $ 4,320.  This loss included expenses related to Nevada Secretary of State fees and a one-time management fee. The Company's net loss for the year ended December 31, 2016 was $700.

The Company began operations with the entry into a Master Agreement with TEO Inc. in September 2017. Prior activities were only related to entity formation and maintenance.

Liquidity and Capital Resources
At June 30, 2018, we had total assets of $82,100 and total liabilities of $1,086,044. As of December 31, 2017, we had total assets of $0 and total liabilities of $1,000,000. The Company recorded a deemed dividend of $1 million for the initial license fee payable to TEO. During the year ended December 31, 2017, the Company paid $30,000 toward the current portion of the license fee payable.

Cash provided from financing activities for the year ended December 31, 2017 amounted to $3,630 which was consisted of $30,000 received through the issuance of promissory notes, $4,330 advances from a related party and deemed dividend payment for license of $30,000 to TEO pursuant to a license agreement.

Over the next twelve months we believe that we will require additional capital and anticipated funds from operations to further develop and sustain our operations. The Company will need to seek additional financing to expand operations and create revenue with the introduction of its products to the market. The TEO license requires future payments and royalty payments on related revenue. The capital requirements for development of our business based on the recently acquired TEO license has not yet been determined and the implementation plan for this segment is currently under revision due to the pending acquisition of Targa. The cooperation of Targa in the introduction of our products into the market was a component of the prior implementation plan and is further enhanced by the prospects of increasing sales of the Nery's brands and developing domestic sales of those product in addition to the introduction of new TEO products.

We believe that we will need to raise an additional $1,000,000 over the next 12 months and intent to seek additional investment through a private or a public equity offering. We will use the proceeds to cover our product development, auditing and accounting costs, licensing, necessary equipment, supplies (trays, film, carton/print materials…), retain consultants/staff, provide for other costs of production and other working capital needs.

There can be no assurance that we will be able obtain additional financing, if at all or upon terms that will be acceptable to us. There can, moreover, be no assurance of when, if ever, we will complete the acquisition of Targa or our operations become profitable.

Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements or financing activities with special purpose entities.

Going Concern
The Company financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has suffered recurring losses from operations and has insufficient working capital as of June 30, 2018. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the Company's ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company's ability to generate profit from sales of packaged food products. These financial statements do not include any adjustments to classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company plans to obtain fund for operations through continued financial support from its stockholders, debt and private offerings of its equity.

Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.  We have identified the following accounting policies that we believe are key to an understanding of our financial statements.  These are important accounting policies that require management's most difficult, subjective judgments.

Beneficial Conversion Feature of Convertible Notes Payable
A beneficial conversion feature ("BCF") exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note. BCF of a convertible note is a reduction of the carrying amount of the convertible note, as a debt discount, and is credited to additional paid-in-capital. Such discount is amortized over the expected term of the convertible note (or to the conversion date of the note, if sooner) and is charged to interest expense.

A contingent beneficial conversion feature in a convertible note payable with conversion terms that change upon the occurrence of a future event (ex: fair value of the underlying stock declines after the note issuance date) is recognized until the contingency is resolved.

Accounting Pronouncements Recently Adopted
In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP.  The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services.  ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.  In March 2016, the FASB issued the final guidance to clarify the principal versus agent guidance (i.e., whether an entity should report revenue gross or net).  In April 2016, the FASB issued final guidance to clarify identifying performance obligation and the licensing implementation guidance.  In May 2016, FASB updated the guidance in ASU No. 2014-09, which updated implementation of certain narrow topics within ASU 2014-09.  Finally, in December 2016, the FASB issued several technical corrections and improvements, which clarify the previously issued standards and corrected unintended application of previous guidance.  These standards (collectively "ASC 606") will be effective for annual periods beginning after December 15, 2017 (as amended in August 2015, by ASU 2015-14, Deferral of the Effective Date), and interim periods therein, using either of the following transition methods:  (i) a full retrospective approach reflecting the applications of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures).  We adopted this ASU on January 1, 2018 and the adoption did not have any impact to the Company's financial statements.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 Leases (ASU 2016-2), which establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months.  ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and is not expected to have a significant impact on our financial statements or disclosures.

MANAGEMENT

Directors and Executive Officers
The following persons are our executive officers and directors, and hold the offices set forth opposite their names.

Name	Age	Position
Jeffrey Mackay	53	CEO, President and Director
John O'Keefe	69	CFO, Treasurer and Director
Dr. Ash Husain	73	CTO

Our Board of Directors consists of one member. We do not have any independent, non-executive directors. We currently do not pay any cash remuneration for acting as a Director but expect to do so in the future as the Board is expanded. We intend to reimburse Independent Directors for their expenses, if any, for attendance at meetings of the Board of Directors.

The following is a brief account of the business experience during the past five years of each of our directors and executive officers:

Jeffrey Mackay - CEO, President and Director
Jeffrey Mackay became our President and Director at inception in 2012 and has had primary responsibilities for our operations and business since. Since inception in 2005, he has also been the CEO and a director of TEO Inc. Mackay is an inventor on several of the TEO patents and is majority shareholder of TEO Inc.

Mr. Mackay has a diverse entrepreneurial and technical background, starting as a prototype machinist in what came to be Silicon Valley and progressing to become a quality engineer for General Dynamics air defense systems division before transitioning to law.

Mr. Mackay is an attorney licensed in California for over 18 years with a practice in Corporate and Securities Law. He has been Of Counsel at the firm of Rowe Mullen LLP since December 2014 and is also Of Counsel at Borton Petrini LLP beginning September 2018. Prior to 2014 he had a solo practice.

His practice includes mergers, acquisitions, private placements, registration statements, periodic and current reporting with the Securities and Exchange Commission, corporate governance and other compliance matters. He has had significant experience working with boards, executive management, accountants and auditing firms.

Mr. Mackay received his Juris Doctor Thomas Jefferson School of Law in 1997 with a Certificate in International Legal Process.

John O'Keefe – CFO, Treasurer and Director

John O'Keefe became our CFO, Treasurer and Director in August 2018. He has also been the CFO, Treasurer and a director of TEO Inc. since 2006

He is a highly seasoned senior executive with primary experience in all facets of the energy business. He is an accomplished veteran of running public companies in the US, Canada, and the UK with experience in many parts of the world. O'Keefe sits on the boards of two private corporations as well as being the Vice Chair of the Harvard Business School Club of Houston. He actively manages an unnamed private MLP energy fund that has no external shareholders with his company O'Keefe Capital Partners LP where he has been the Managing partner since 2005 consisting of immediate family only.

During his career, O'Keefe has played key roles in $13.6 billion of mergers, acquisitions, divestments, spin offs, and stock buy backs. He also successfully accessed the capital markets, working with operating and technical people at all levels to create shareholder value. He has played key roles in raising $4.3B of equity and issued $4.2B of debt and convertibles in his career.

O'Keefe was Executive VP and CFO of Fram Exploration from 2011 to 2012, an early stage E&P company seeking to go public on the Oslo Stock Exchange. He was able to make the necessary board, corporate governance and financial reporting changes to get the Company qualified by the Norwegian securities authority. While there, O'Keefe managed a $25 million public company acquisition, a $40 million drilling joint venture, and raised $14 million of new funds.

O'Keefe was also a Partner in the Houston, Texas practice of Tatum, LLC from 2010 to 2011.  During his tenure, O'Keefe has operated as interim CFO for Lucas Energy, Inc. as well as providing capital raising support to Rooster Petroleum LLC, both of which are independent oil and gas companies. He was able to raise $14 million in equity and warrants for Lucas during the financial crisis. O'Keefe also led Blast Energy Services as President and CEO (2007-2009). For the prior three years, O'Keefe served as Blast Co-CEO & CFO where he raised $62 million in new funding and, jointly with the COO, turned the company around.

From 2000 to 2003, O'Keefe served as CFO of Ivanhoe Energy, a dual listed public E&P company in which he raised $90 million in new equity. Prior to 2000, he was VP of Investor Relations & Corporate Communications with Santa Fe Snyder and Oryx Energy Companies, two upstream Texas based NYSE companies. He played a lead role in merging the companies whereupon stockholders realized gains of $930 and $585 million respectively.

O'Keefe had a 22-year career with Sun Oil and 7 years with BP in the Refining, Marketing, and Upstream segments. He was sponsored by Sun to attend the PMD executive program at Harvard Business School in 1985. He earned an honors degree in Business from Portsmouth University and qualified as a Chartered Accountant at the London South Bank University while doing management training with BP.

Dr. Ash Husain, Ph.D. - CTO

Dr. Ash Husain became our CTO in August 2018. He has also been the CTO of TEO Inc. since 2006.

Dr. Husain has been the Chief Technical Officer at CedarLane Natural Foods since 2011 where his primary role is to provide strategic scientific expertise in advancing a relatively new technology of High-Pressure Processing for commercializing refrigerated distribution of RTE meals and meal components. Dr. Husain is a member of the Institute of Food Technologists ("IFT") and is actively involved in the Non-thermal and Food Engineering divisions of IFT. Over the 40 years of his career, his passion and focus has been to search for an alternative sterilization technology to conventional thermal processing to deliver to consumers superior quality wholesome nutritious foods with enhanced food safety.

Dr. Husain received his Ph. D in Biochemical Engineering from the University of Massachusetts in 1972. He holds a M.Tech degree in Ag. and Mechanical Engineering from I I T, India. After a brief postdoctoral fellowship at Univ. of California, Davis in Biomedical Engineering (Cardiology), he began his industry career at Hunt Wesson in 1974 and he progressed to Director of Product Innovations & Technology Development at ConAgra Foods. Dr. Husain worked for M&M Mars s as New Business Development Manager where his responsibility was integration and application of pet Foods and Candy technology to new human foods.

Over the years of his career in industry, he collaborated with such international technical research centers and Universities as SIK, AIT, Avignon Food Research and Parma Institute and NCFST on a number of research projects including High Pressure and Microwave pasteurization/Sterilization of packaged foods. Dr. Husain has lectured at Universities in Product and Process Development, Food Processing and Engineering at Cal Poly and Chapman University.

He is on the advisory board of the UC Davis, Food Science program.

Executive Compensation
The following table sets forth information concerning the total compensation paid or accrued by us during the two fiscal years ended December 31, 2017 and 2016 to:

●	all individuals who served as our chief executive officer, chief financial officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2017 and
●
all individuals who served as executive officers of ours at any time during the fiscal year ended December 31, 2017 and received annual compensation during the fiscal year ended December 31, 2017 in excess of $100,000.

Summary Compensation Table

Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Total ($)

Jeffrey Mackay President	2017 2016	0 0	0 0	0 0	0 0	0 0

Note: The table above includes all cash compensation paid by the Company to the named executive.

Employment Agreements and Benefits

We do not currently provide any employee benefit or retirement programs. Our officers' salaries are determined by the Board of Directors. Officers and employees may receive bonuses from time to time in the form of cash or equity at the sole discretion of the Board of Directors.

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Jeffrey Mackay - We have not currently entered into an employment agreement with Jeffrey Mackay, who has been an officer and director since inception. We may pay Mr. Mackay for services from time to time from available funds at no firm rate and only when requested.  We expect to engage in a formal engagement with Mr. Mackay as our business operations continue to develop.

John O'Keefe - We have not currently entered into an employment agreement with John O'Keefe, who has been an officer and director since August 2018. We may pay Mr. O'Keefe for services from time to time from available funds at no firm rate and only when requested.  We expect to engage in a formal engagement with Mr. O'Keefe as our business operations continue to develop.

Dr. Ash Husain - We have not currently entered into an employment agreement with Dr. Husain, who has been out CTO since August 2018. We may pay Dr. Husain for services from time to time from available funds at no firm rate and only when requested.  We expect to engage in a formal engagement with Dr. Husain as our business operations continue to develop.

Outstanding Equity Awards

The following table reflects information for our executive officers named in the Summary Compensation Table, effective December 31, 2017.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date
Jeffrey Mackay	-	-	-	-

Equity Compensation Plan Information
We do not currently have an equity compensation plan in place. The Board may implement a plan in the future but there are no plans pending at this time.

Director Compensation
The Company currently has two Directors Jeffrey Mackay and John O'Keefe. Mr. O'Keefe did not become a director until August of 2018.
We do not have any independent, non-executive directors. We currently do not pay any cash remuneration for acting as a Director but expect to do so in the future as the Board is expanded. We intend to reimburse Independent Directors for their expenses, if any, for attendance at meetings of the Board of Directors.

The following table sets forth compensation received by our directors in the fiscal year ended December 31, 2017.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Jeffrey Mackay(1)	0	0	0	0	0

(1)
This table includes only his compensation which was expressly for service as a director. Mr. Mackay did not receive any other compensation as an executive officer—see the Summary Compensation Table above.

Certain Relationships and Related Transactions and Director Independence
In addition to the cash and equity compensation arrangements of our directors and executive officers discussed above under "Director Compensation" and "Executive Compensation," the following is a description of transactions since December 27, 2012 (inception), to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

There have not been any transactions meeting the criteria of the paragraph above.

Director Independence
Our Board of Directors presently consists of two members. Our Board of Directors has determined that Mr. Mackay and Mr. O'Keefe are not "independent," as defined by SEC rules adopted pursuant to the requirements of the Sarbanes-Oxley Act of 2002. Although our stock is not listed for trading on the Nasdaq Stock Market at this time, we are required to determine the independence of our directors by reference to the rules of a national securities exchange. In accordance with these requirements, we have determined that Jeffrey Mackay and John O'Keefe are not an "independent director," as determined in accordance with Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market, Inc.

Mr. Mackay and Mr. O'Keefe areexecutive officers of the Company, and therefore are not  independent directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 11, 2018 , the beneficial ownership of TEO Foods Inc. common stock by each of our directors and named executive officers, each person known to us to beneficially own more than 5% of our common stock, and by the officers and directors of the Company as a group. Except as otherwise indicated, all shares are owned directly. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power (subject to applicable community property laws) and that person's address is c/o TEO Foods, Inc., 455 54th Street Suite 102, San Diego, CA, 92114. Shares of common stock subject to options, warrants, convertible notes or preferred stock currently exercisable or convertible or exercisable or convertible within 60 days after October 11, 2018 are deemed outstanding for computing the share ownership and percentage of the person holding such options, warrants, or convertible notes but are not deemed outstanding for computing the percentage of any other person.
..

	Shares	Percentage
Jeffrey H. Mackay (1)	97,666,500	97.1%
John O'Keefe (2)	370,000	*
Dr. Ash Husain	175,000	*

Officers and Directors as a Group (3 persons)	98,211,500	97.5%

 *  Less than 1%

(1)
Includes 6,337,500 shares held directly and 1,000,000 shares held by his spouse Alayna Mackay. Also includes 90,229,000 shares of common stock that are issuable upon conversion of 9,022,900 preferred shares held by TEO Inc. which are included since he is able to control the voting of those shares.

(2)	Includes 300,000 shares held by O'Keefe Capital Partners, Lp

SELLING STOCKHOLDERS

This prospectus covers offers and sales of up to 4,097,290 shares of our common stock which may be offered from time to time by the selling stockholder identified in this prospectus. The selling stockholder may acquire a portion of these shares from time to time by exercising convertible notes granted by us.

The table below identifies the selling stockholder and shows the number of shares of common stock beneficially owned by the selling stockholder before and after this offering, and the numbers of shares offered for resale by the selling stockholder. Our registration of these shares does not necessarily mean that the selling stockholder will sell all or any of their shares of common stock. However, the "Shares of Common Stock Beneficially Owned after the Offering" columns in the table assume that all shares covered by this prospectus will be sold by the selling stockholder and that no additional shares of common stock will be bought or sold by the selling stockholder. No estimate can be given as to the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer some or all of the shares and, to our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act and is not necessarily indicative of beneficial ownership for any other purpose. Applicable percentage ownership is based on 90,229,000 shares of common stock that are issuable upon conversion of 9,022,900 preferred shares held by TEO Inc. and 10,334,745 shares of common stock outstanding as of October 11, 2018 . In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of such person's common stock subject to options, warrants and convertible promissory notes exercisable or convertible within 60 days after October 11, 2018 are deemed to be outstanding. Except as otherwise noted, we believe that each stockholder named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it. The information with respect to beneficial ownership is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by the selling stockholder or based upon our actual knowledge.

The following table sets forth the name of each selling stockholder, and, if applicable, the nature of any position, office, or other material relationship which each selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, the amount of shares of our common stock beneficially owned by such stockholder before the offering, the amount being offered for such stockholder's account, and the amount to be owned by such stockholder after completion of the offering.

Name of Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering		Number of shares Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned after the Offering (Number)	Shares of Common Stock Beneficially Owned after the Offering (Percent)
Jeffrey H. Mackay (1)	97,666,500	97.1%		250,000	97,837,500	96.6%
John O'Keefe (4)	370,000	*	%	370,000	0	0.0%
Dr. Ash Husain	175,000	*	%	175,000	0	0.0%
James L. Clough	200,000	*	%	200,000	0	0.0%
Marc Preininger & Rene Preininger Jtwros	135,000	*	%	135,000	0	0.0%
Michael Owen King	12,500	*	%	12,500	0	0.0%
Stephen Spinak	12,500	*	%	12,500	0	0.0%
Armen Arzoomanian & Amine Arzoomanian Jtwros	50,000	*	%	50,000	0	0.0%
R. V. Edwards, Jr.	55,000	*	%	55,000	0	0.0%
Conor Soraghan & Dina Miyoshi Jtwros	160,000	*	%	160,000	0	0.0%
Steve A. Mcintee	10,000	*	%	10,000	0	0.0%
Engineering Techniques, Inc.	40,000	*	%	40,000	0	0.0%
Dian Syverson	20,000	*	%	20,000	0	0.0%
Alan K. Babin	30,000	*	%	30,000	0	0.0%
Stephen W. Carnes	60,000	*	%	60,000	0	0.0%
Larry Powalisz	20,000	*	%	20,000	0	0.0%
Athan Magganas	80,000	*	%	80,000	0	0.0%
J. Mace Meeks	40,000	*	%	40,000	0	0.0%
Devinder Singh	50,000	*	%	50,000	0	0.0%
H. Rey Stroube III	100,000	*	%	100,000	0	0.0%
Jonathan Jefferson & Kelly Jefferson	20,000	*	%	20,000	0	0.0%
Christopher Scott Stavros	10,000	*	%	10,000	0	0.0%
Prima Capital Group	16,000	*	%	16,000	0	0.0%
Alayna C. Mackay (2)	97,666,500	97.1%		250,000	6,837,500	96.6%
Diane Mackay	162,500	*	%	162,500	0	0.0%
Brenda Mackay	50,000	*	%	50,000	0	0.0%
David G. Duckworth (3)	785,000	*	%	785,000	0	0.0%
O'Keefe Capital Partners, Lp (5)	370,000	*	%	370,000	0	0.0%
Joseph Syverson	40,000	*	%	40,000	0	0.0%
Firs, Inc.	100,000	*	%	100,000	0	0.0%
Anthony Macaluso	100,000	*	%	100,000	0	0.0%
Aoife Soraghan	10,000	*	%	10,000	0	0.0%
E. Eugene Eves II	20,000	*	%	20,000	0	0.0%
Epic Worldwide Inc.	100,000	*	%	100,000	0	0.0%
Highgarden Capital Growth, Inc.	204,420	*	%	204,420	0	0.0%
Craig Coaches	102,687	*	%	102,687	0	0.0%
CDN Associates, LLC.	256,683	*	%	256,683	0	0.0%
* Less than 1%

(1)
Includes 6,337,500 shares held directly and 1,000,000 shares held by his spouse Alayna Mackay. Also includes 90,229,000 shares of common stock that are issuable upon conversion of 9,022,900 preferred shares held by TEO Inc. which are included since he is able to control the voting of those shares.

(2)	Includes 6,337,500 shares held by her spouse Jeffrey Mackay.
(3)	Includes a maximum of 600,000 shares convertible pursuant to a $100,000 promissory note.
(4)	Includes 300,000 shares held by O'Keefe Capital Partners, Lp.
(5)	Includes 70,000 shares held by John O'Keefe.

DESCRIPTION OF CAPITAL STOCK

General Background
Our authorized capital stock currently consists of 490 million shares of Common stock, $0.001 par value, and 10 million shares of preferred stock, $0.001 par value.

As of October 11, 2018 , the Company had 10,334,745 outstanding shares of Common Stock.  There are currently 90,229,000 shares of Common Stock reserved for issuance underlying conversion of the 9,022,900 outstanding Preferred Shares. There are no outstanding options and/or warrants.  The Company's board of directors reserves the right to issue options or warrants in its discretion in the future.

Common Stock
Except as required by law, holders of our common stock are entitled to vote on all matters as a single class, and each holder of common stock is entitled to one vote for each share of common stock owned. Holders of common stock do not have cumulative voting rights.

Holders of our common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon any liquidation, dissolution, or winding up of TEO Foods, Inc., holders of our common stock are entitled to share ratably in all assets remaining available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Our common stock is not currently traded on any national securities exchange or quoted on the OTC Bulletin Board under any symbol.

Preferred Stock
We are authorized to issue 10,000,000 shares of Class "A" Preferred Stock, $0.001 par value per share.

Class "A" Preferred Stock consists of 10,000,000 shares of the 10,000,000 authorized Preferred Stock; and have the following terms:

Class "A" Preferred Stock

1.
Designation and Amount. The shares of such series shall be designated  as Class "A"  Preferred  Stock  and  the  number  of  shares  constituting  such  series  shall  be  Ten  Million (10,000,000)  with  a  par  value  of  $0.001  per  share. Such number of shares may be increased or decreased from time-to-time by resolution of  the  Board  of  Directors;  provided,  however,  that such  number  may  not  be  decreased  below  the  number  of  then  currently  outstanding  shares  of  Class "A" Preferred Stock.

2.
Dividends and Distributions.  The holders of this Preferred Stock shall be entitled to dividends, if any, as declared by the Company and shall participate pari passu with the Common Stock of the Company at the Conversion Rate in Section 4 (a) below.

3.	Voting Rights. The holders of shares of Class "A" Preferred Stock shall have the following rights:
a.
Number of Votes: Each holder  of outstanding  shares  of  Class "A"  Preferred  Stock  shall  be  entitled  to  One Hundred  (100)  votes  for  each share of Class "A" Preferred  Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company (and written actions of stockholders in  lieu  of  meetings) with respect  to any and all matters presented to the stockholders of the Company for their action or  consideration.  Except as provided by Nevada statutes or Section 3(b) below), holders of Class "A" Preferred Stock shall vote together with the holders of Common Stock as a single class.

b.
Adverse   Effects.   The  Company  shall  not  amend, alter or repeat the preferences, rights, powers  or other terms  of  the  Class "A"  Preferred  Stock so  as  to  affect adversely the  Class "A"  Preferred  Stock or the holders thereof without  the written consent or affirmative vote of the holders of at least a majority of the outstanding Class "A" Preferred Stock given in writing or by vote at a meeting,  consenting or voting (as the case may be) separately as a class.

4.	Conversion
a.	Conversion Rate. Each share of Class "A" Preferred Stock may be converted by the holder upon request of the holder into ten (10) shares of Common Stock.
b.
Termination of Rights on Conversion. All shares of Class "A" Preferred Stock voluntary converted as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate on conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Class "A" Preferred Stock so converted shall be retired and reduce the number of shares of designated Class "A" Preferred Stock only with such retired shares being then available for designation in another preferred class by the Board of Directors.

c.
No Impairment.  The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, share split, share reverse, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will  at all times in good faith assist in  the carrying out of all the provisions of this Section 4 and in the  taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class "A" Preferred Stock against impairment.

5.	Liquidation, Dissolution or Winding Up
a.
Liquidation Value. Each share of the Class "A" Preferred Stock shall be deemed converted into shares of Common Stock at the Conversion Rate and shall participate pari passu with the Common Stock of the Company in the proceeds available to the Company's shareholders upon the liquidation, dissolution, or winding up the Company.

b.
Business Combinations. Neither the consolidation, merger or other business combination of the Company with or into any other person/s or entity nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section 5.

6.	Miscellaneous Provisions
a.
Closing of Books. The Company will at no time close its transfer books against the transfer of any shares of Class "A" Preferred Stock or of any share of the Common Stock issued or issuable upon the conversion of Class "A" Preferred Stock in any manner which interferes with the timely conversion of such Class "A" Preferred Stock.

b.
Headings of Subdivisions. The headings of the various Sections and other subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

c.
Severability of Provisions.   If any powers, preferences and relative participating, optional and other special rights of the Class "A" Preferred  Stock and qualifications, limitations and restrictions  thereon set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative participating, optional and other   special rights of Class "A" Preferred Stock and qualifications, limitations and restrictions thereon set forth therein which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative participating,  optional and other special rights of Class "A" Preferred  Stock and qualifications, limitations and restrictions thereon shall, nevertheless, remain in full force and effect, and no powers, preferences and relative participating, optional or other special rights of  Class "A" Preferred Stock and qualifications, limitations and restrictions thereon herein set forth shall be deemed dependent upon any other such powers, preferences and relative participating, optional or other special rights of Class "A" Preferred Stock and qualifications, limitations and  restrictions thereon unless expressed herein.

Warrants
We have no warrants to purchase common shares outstanding as of the date of this prospectus.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation and Our Bylaws
Certain provisions of our Articles of Incorporation and Bylaws may make it more difficult to acquire control of us by various means. These provisions could deprive our stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our stock.

Preferred Stock. Our Articles of incorporation authorize our board of directors to issue from time to time any series of preferred stock and fix the voting powers, designation, powers, preferences and rights of the shares of such series of preferred stock. The issued and outstanding Preferred shares have 100 for 1 voting rights which could have the effect of deterring or delaying attempts by our Common stockholders to remove or replace management, engage in proxy contests and/or effect changes in control.  We have 10,334,745 issued and outstanding Common share which have one vote for each share. The 9,022,900 issued Preferred shares would be able to cast 902,290,000 votes on most matters that the Common shareholders would be entitled to vote. This results in the Preferred shareholders having significantly more influence in shareholder votes.

Authorized Common Stock. Our authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Our Articles of incorporations authorize 490,000,000 common shares and 10,334,745 are issued and outstanding as of the date of this prospectus.

The Nevada Revised Statutes, or NRS, provides generally that the affirmative vote of a majority of the shares outstanding and entitled to vote is required to amend a corporation's certificate of incorporation. Our bylaws may be amended generally by the affirmative vote of a majority of the shares entitled to vote thereon or by the act of a majority of our directors.

Statues Not Applicable. Our Articles of Incorporation state that the provisions of Nevada Revised Statutes 78.378 through 78.3793, inclusive, regarding the voting of a controlling interest in stock of Nevada Corporation and 78.411 through 78.444, inclusive, regarding combinations with interested stockholders, shall not be applicable to this Corporation.

Indemnification of Directors and Officers
Our Bylaws provide that, to the extent and in the manner permitted by the laws of the State of Nevada, and specifically as is permitted under the Nevada Revised Statutes, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding.

Disclosure of Commission's Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer, 1 State Street, 30th Floor, New York, NY 10004.

PLAN OF DISTRIBUTION

The Selling Stockholders will sell their shares of our Common Stock (the "Shares") at $0.20 per share until such time as our common stock is listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX, OTCQB, at which time they may be sold at prevailing market prices or in privately negotiated transactions.. The selling stockholder may use any one or more of the following methods when selling shares::

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	to cover short sales made after the date this Registration Statement is declared effective by the Securities and Exchange Commission;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholder under this prospectus.

Upon being notified in writing by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if then required, file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the being notified in writing by the selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will, if then required, file a supplement to this prospectus in accordance with applicable securities law.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. The selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder's business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised the selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made before the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If the selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to the selling stockholder in connection with resales of its shares under this registration statement.

We will pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus have been passed upon for us by Bonner & Associates, La Jolla, California.

EXPERTS

Our financial statements as of and for the fiscal years ended December 31, 2017 and 2016, included in this prospectus have been audited by GBH CPAs. PC., an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in this prospectus and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

On August 22, 2018, we accepted the resignation of GBH CPAs, PC ("GBH") and engaged Marcum LLP ("Marcum") as our independent registered public accountants.  This change occurred in connection with GBH, our prior independent public accountants, resigning as a result of GBH combining its practice with Marcum effective July 1, 2018.  The engagement of Marcum has been approved by the our Board of Directors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, please refer to the registration statement and its exhibits and schedules for further information relating to us and our common stock.

We will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission's internet website at the following address: http://www.sec.gov.

TEO Foods Inc.
Annual Reports
 DECEMBER 31, 2017 AND 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the board of directors of
Teo Foods, Inc.
 San Diego, California

Opinion on the Financial Statements
We have audited the accompanying balance sheets of Teo Foods, Inc. (the "Company") as of December 31, 2017 and 2016, the related statements of operations, stockholders' deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements").  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on the Company's financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.
Other matters
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ GBH CPAs, PC
We have served as the Company's auditor since 2018.
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
August 10, 2018

TEO Foods Inc.
BALANCE SHEETS
DECEMBER 31, 2017 AND 2016

	December 31,
	2017	2016
Assets
Total assets	$-	$-

Liabilities and stockholders' deficit
Current liabilities
Advances from related party	$-	$5,670
License fee payable - current portion	370,000	-
Notes payable	30,000	-
Total current liabilities	400,000	5,670
License fee payable - long-term portion	600,000	-
Total liabilities	1,000,000	5,670

Stockholders' deficit
Class A preferred shares, $0.001 par value, 10,000,000 shares authorized, 10,000,000 and 0 shares issued and outstanding, respectively	10,000	-
Common stock, $0.001 par value, 490,000,000 shares authorized, 0 shares issued and outstanding	-	-
Accumulated deficit	(1,010,000)	(5,670)
Total stockholder's deficit	(1,000,000)	(5,670)
Total liabilities and stockholders' deficit	$-	$-

The accompanying notes are an integral part of these financial statements.

TEO Foods Inc.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

Revenues	$-	$-

Operating expenses
General and administrative expenses	799	700
Management fees	3,531	-
Total operating expenses	4,330	700

Net loss	$(4,330)	$(700)

Loss per common share – basic and diluted	N/A	N/A
Weighted average common shares outstanding- basic and diluted	-	-

The accompanying notes are an integral part of these financial statements.

TEO Foods Inc.
STATEMENTS OF CASH FLOW
FOR THE PERIOD ENDED DECEMBER 31, 2017 AND 2016

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,330)	$(700)
Net cash used in operating activities	(4,330)	(700)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related parties	4,330	700
Proceeds from notes payable	30,000	-
Payment of deemed dividend to Teo Inc. for license	(30,000)	-
Net cash provided by financing activities	3,630	700

Net cash increase (decrease)	-	-
Cash at beginning of year	-	-
Cash at end of year	$-	$-

SUPPLEMENTAL INFORMATION
Cash paid for:
Income taxes	$-	$-
Interest	$-	$-
Non-cash investing and financing transactions:
Note issued to acquire license from Teo Inc. treated as deemed dividend	$1,000,000	$-
Issuance of preferred shares to settle payable to Teo Inc.	$10,000	$-

The accompanying notes are an integral part of these financial statements.

TEO Foods Inc.
STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD ENDED DECEMBER 31, 2017 AND 2016

	Preferred Stock
	Shares	Amount	Accumulated Deficit	Total Stockholders' Deficit
Balance at December 31, 2015	-	$-	$(4,970)	$(4,970)
Net loss	-	-	(700)	(700)
Balance at December 31, 2016	-	-	(5,670)	(5,670)
Issuance of preferred stock to settle amount owed to Teo Inc.	10,000,000	10,000	-	10,000
Deemed dividend to Teo Inc.			(1,000,000)	(1,000,000)
Net loss	-	-	(4,330)	(4,330)
Balance at December 31, 2017	10,000,000	$10,000	$(1,010,000)	$(1,000,000)

The accompanying notes are an integral part of these financial statements.

TEO Foods Inc.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION
Teo Foods Inc.  ("TEO Foods" or the "Company") was incorporated in the state of Nevada on December 27, 2012. The Company's principal activity is to produce and sell packaged food products for retail in the frozen, refrigerated and shelf stable categories. The Company has a license to use the TEO name and logo on food products it sells and to apply the TEO pasteurization/sterilization processes to its products for improved shelf life and safety.
These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has suffered recurring losses from operations and has insufficient working capital as of December 31, 2017 to develop its business plan and meet its obligation of the next 12 months. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the Company's ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company's ability to generate profit from sales of packaged food products. These financial statements do not include any adjustments to classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company plans to obtain funds for operations through continued financial support from its stockholders, debt and private offerings of its equity.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cash and Cash Equivalents
The Company considers all highly liquid debt instruments and other short-term investments with a maturity date of three months or less, when purchased, to be cash equivalents.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

TEO Foods Inc.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

Fair Value of Financial Instruments
Fair value is defined as the price that would be received in the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company has categorized all investments recorded at fair value based upon the level of judgment associated with the inputs used to measure their fair value.
Hierarchical levels, directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:
● Level 1: Quoted prices in active markets for identical assets or liabilities that the organization has the ability to access at the reporting date.
● Level 2: Inputs other than quoted prices included in Level 1, which are either observable or that can be derived from or corroborated by observable data as of the reporting date.
● Level 3: Inputs include those that are significant to the fair value of the asset or liability and are generally less observable from objective resources and reflect the reporting entity's assumptions about the assumptions market participants would use in pricing the asset or liability.
The Company's financial instruments consist of advances from a related party, notes payable and license fee payable. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of the respective instruments.
Loss Per Common Share
Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period.  The calculation of diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.  Securities with anti-dilutive effects on net earnings (loss) per share are excluded. As of December 31, 2017, preferred shares convertible to 100,000,000 common shares were excluded from the calculation of loss per common share because its inclusion would have been anti-dilutive.

TEO Foods Inc.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

Recent Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP.  The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services.  ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.  In March 2016, the FASB issued the final guidance to clarify the principal versus agent guidance (i.e., whether an entity should report revenue gross or net).  In April 2016, the FASB issued final guidance to clarify identifying performance obligation and the licensing implementation guidance.  In May 2016, FASB updated the guidance in ASU No. 2014-09, which updated implementation of certain narrow topics within ASU 2014-09.  Finally, in December 2016, the FASB issued several technical corrections and improvements, which clarify the previously issued standards and corrected unintended application of previous guidance.  These standards (collectively "ASC 606") will be effective for annual periods beginning after December 15, 2017 (as amended in August 2015, by ASU 2015-14, Deferral of the Effective Date), and interim periods therein, using either of the following transition methods:  (i) a full retrospective approach reflecting the applications of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures).  We adopted this ASU on January 1, 2018 and the adoption did not have any impact on the Company's financial statements.
In February 2016, the FASB issued Accounting Standards Update No. 2016-02 Leases (ASU 2016-2), which establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months.  ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and is not expected to have a significant impact on our financial statements or disclosures.

NOTE 3 – ROYALTY AND LICENSE AGREEMENT
On September 30, 2017, the Company entered into a Master Agreement with TEO Inc. ("TEO") TEO is the founder and majority controlling shareholder of the Company. The Master Agreement provides the Company a license to use the TEO name and logo on food products it sells and to apply TEO's pasteurization/sterilization processes to its products for improved shelf life and safety. Additional provisions provide the Company production rights to TEO's pasteurizer/sterilizer and rights to lease its own system when certain sales/production increase. Pursuant to the master agreement, the Company agreed to pay an initial $1 million fee in installments with $100,000 due on June 30, 2018, $300,000 due on December 31, 2018 and the remaining $600,000 due in 12 equal monthly payments with the first payment due on January 31, 2019. During 2017, the Company paid $30,000 toward its initial payment due June 30, 2018.  Commencing January 1, 2020, a use/royalty and service fee of 5.5% of the Company's gross revenue for food sales processed using TEO's intellectual property is payable quarterly.  The ongoing licensing is maintained by meeting minimum annual use/royalty and service fees. The Company may pay for the difference between the actual use and the minimum to maintain the license. The annual minimum is listed as follows:
Year	Minimum use/royalty and service fee
2020	$ 500,000
2021	750,000
2022	1,000,000
Thereafter	Increase 10% per year
As a result of TEO being the majority shareholder of the Company and TEO's basis in the license being $0, the Company recorded a deemed dividend of $1 million for the initial fee payable to TEO. As of December 31, 2017, the current portion of the license fee payable was $370,000 and the long-term portion of the license fee payable was $600,000.

TEO Foods Inc.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

NOTE 4 – NOTES PAYABLE
During the year ended December 31, 2017, the Company issued four notes for an aggregate principal of $30,000. These notes bear annual interest at 4% and matured on April 6, 2018. As of December 31, 2017, the outstanding balance of notes payable was $30,000. On July 31, 2018, these notes and the interest due were converted to common shares at $0.10 per share.

NOTE 5 - RELATED PARTY TRANSACTIONS
Master Agreement with TEO Inc.
On September 30, 2017, the Company entered into a Master Agreement with TEO. See Note 3.
Preferred Share Issuance and Conversion
On December 27, 2017, the Company issued all of the 10,000,000 Class A preferred shares to TEO to settle an outstanding payable to TEO of $10,000.

NOTE 6 – EQUITY
Preferred Stock
Each share of Class A Preferred Stock may be converted by the holder upon request of the holder into 10 shares of Common Stock. Each holder is entitled to 100 votes for each share of Class A Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. The holders are entitled to dividends, if any, as declared by the Company and participate pari passu with the Common Stock of the Company at the conversion rate.
On December 27, 2017, the Company issued all of the 10,000,000 Class A preferred shares to TEO to settle an outstanding payable of $10,000.

TEO Foods Inc.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

NOTE 7 – SUBSEQUENT EVENTS
Preferred Share Conversion
On March 31, 2018, TEO Inc. converted 977,100 Class A Preferred shares to common stock resulting in the issuance of 9,771,000 common shares to TEO Inc. TEO Inc. directed that the common shares resulting from the conversion be issued to the shareholders of TEO Inc. The common shares were issued to 31 shareholders with 78% of the shares issued controlled by the Company's sole officer and director.
Co-Pack Agreement
On April 20, 2018, the Company entered into a co-packing agreement with Commercial Targa S.A. De C.V. ("Targa") Targa is located in Tijuana Mexico and produces and sells its own brands of products in Mexico which includes the NERYS line of imported California cheese products, frozen pizzas, various pasta meals and other products sold in the major stores such as Walmart, 7 eleven, Soriana, OXXO and others.
Targa is currently the Company's only vendor contracted to produce its products. The Company expects to maintain this relationship with Targa. Targa has informally agreed to support placement of the Company's non-competing products where its products are distributed.
On July 30, 2018, the Company entered into a Stock Purchase Agreement with NERYS USA Inc. to purchase all of the issued and outstanding equity of Targa. The purchase price includes $500,000 in cash, a $740,000 Secured Convertible Promissory note and 15,000,000 common shares of the Company. The closing of this transaction shall be held on the later of October 11, 2018 or the satisfaction or waiver of the conditions specified in the Stock Purchase Agreement. There can be no assurance as to when or if the acquisition of Targa will ever occur.
Issuance of Note Payable
During the six months ended June 30, 2018, the Company issued four notes to third parties for an aggregate principal of $25,000. These notes bear annual interest at 4% and matured on April 6, 2018. These notes were settled with common shares on July 31, 2018.
Issuance of Convertible Note Payable
On June 28, 2018, the Company commenced an offering of up to $600,000 in debt through the sale of promissory notes. The notes are for a two-year term and bear an 8% interest rate due at maturity. The notes are convertible into the Company's common shares at a 20% discount to the 30-day average bid price of the Company's common shares as may be quoted on the OTCQB, OTCQX or listing on a national stock exchange and at no rate lower than $0.20 per share. As of July 31, 2018, the Company has sold $100,000 to one investor. The debt offering remains outstanding until such time as the Company determined to terminate the offering.
Settlement of Notes Payable
On July 31, 2018, the Company issued 563,745 common shares to three note holders as payment for principal and interest due on eight notes totaling $55,000 and interest totaling $1,375.
Note Payable
On July 31, 2018, the Company issued a Note for $100,000 in principal bearing interest at 8% maturing on October 31, 2018.

TEO Foods Inc.
Second Quarter Report
June 30, 2018

TEO Foods Inc.
BALANCE SHEETS
JUNE 30, 2018 AND DECEMBER 31, 2017
(UNAUDITED)

	June 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$82,100	$-
Total assets	$82,100	$-

Liabilities and stockholders' deficit
Current liabilities
Accounts payable and accrued expenses	$3,670	$-
Advances from related party	374	-
License fee payable - current portion	927,000	370,000
Notes payable	55,000	30,000
Convertible note payable	100,000	-
Total current liabilities	1,086,044	400,000
License fee payable - long-term portion	-	600,000
Total liabilities	1,086,044	1,000,000
Stockholders' deficit
Preferred shares, $0.001 par value, 10,000,000 shares authorized, 9,022,900 and 10,000,000 shares issued and outstanding, respectively	9,023	10,000
Common stock, $0.001 par value, 490,000,000 shares authorized, 9,771,000 and 0 shares issued and outstanding, respectively	977	-
Accumulated deficit	(1,013,944)	(1,010,000)
Total stockholder's deficit	(1,003,944)	(1,000,000)
Total liabilities and stockholders' deficit	$82,100	$-

The accompanying notes are an integral part of these financial statements.

TEO Foods Inc.
STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2018, AND 2017
(UNAUDITED)

	2018	2017

Revenue	$-	$-

Operating expenses
General and administrative expenses	2,774	-
Other expense
Interest expense	1,170	-
Net loss	$(3,944)	$-

Loss per common share – basic and diluted	$(0.00)	N/A
Weighted average common shares outstanding - basic and diluted	4,966,475	-

The accompanying notes are an integral part of these financial statements.

TEO Foods Inc.
STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017
(UNAUDITED)

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,944)	$-
Adjustments to reconcile net loss to net cash used in operations:
Change in operating assets and liabilities:
Accounts payable and accrued expenses	3,670	-
Net cash used in operating activities	(274)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Advance from related party	374	-
Proceeds from notes payable	25,000	-
Proceeds from convertible note payable	100,000
Payment of deemed dividend to Teo Inc. for license	(43,000)	-
Net cash provided by financing activities	82,374	-

Net cash increase for the period	82,100	-
Cash at beginning of the period	-	-
Cash at end of the period	$82,100	$-

SUPPLEMENTAL INFORMATION
Cash paid for:
Income taxes	$-	$-
Interest	$-	$-
Non-cash investing and financing transactions:
Conversion of preferred stock to common stock	$977	$-

The accompanying notes are an integral part of these financial statements.

TEO Foods Inc.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2018
(UNAUDITED)

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION
Teo Foods Inc.  ("TEO Foods" or the "Company") was incorporated in the state of Nevada on December 27, 2012. The Company's principal activity is to produce and sell packaged food products for retail in the frozen, refrigerated and shelf stable categories. The Company has a license to use the TEO name and logo on food products it sells and to apply the TEO pasteurization/sterilization processes to its products for improved shelf life and safety.
These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has suffered recurring losses from operations and has insufficient working capital as of June 30, 2018 to develop its business plan and meet its obligation of the next 12 months. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the Company's ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company's ability to generate profit from sales of packaged food products. These financial statements do not include any adjustments to classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company plans to obtain funds for operations through continued financial support from its stockholders, debt and private offerings of its equity.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The accompanying interim financial statements are unaudited. These unaudited interim financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission ("SEC") for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. Generally Accepted Accounting Principles ("GAAP") for complete financial statements. The December 31, 2017 balance sheet included herein was derived from audited financial statements as of that date.  Certain information and footnote disclosure normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to instructions, rules, and regulations prescribed by the SEC. We believe that the disclosures provided herein are adequate to make the information presented not misleading when these unaudited interim financial statements are read in conjunction with the audited financial statements and notes for the year ended December 31, 2017.  In the opinion of management, the unaudited interim financial statements reflect all the adjustments (consisting of normal recurring adjustments) necessary to state fairly the Company's financial position as of June 30, 2018 and the results of operations for the six months ended June 30, 2018 and 2017.
Cash and Cash Equivalents
The Company considers all highly liquid debt instruments and other short-term investments with a maturity date of three months or less, when purchased, to be cash equivalents.

TEO Foods Inc.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2018
(UNAUDITED)

Beneficial Conversion Feature of Convertible Notes Payable
A beneficial conversion feature ("BCF") exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note. BCF of a convertible note is a reduction of the carrying amount of the convertible note, as a debt discount, and is credited to additional paid-in-capital. Such discount is amortized over the expected term of the convertible note (or to the conversion date of the note, if sooner) and is charged to interest expense.
A contingent beneficial conversion feature in a convertible note payable with conversion terms that change upon the occurrence of a future event (ex: fair value of the underlying stock declines after the note issuance date) is recognized until the contingency is resolved.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
Fair value is defined as the price that would be received in the sale of an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company has categorized all investments recorded at fair value based upon the level of judgment associated with the inputs used to measure their fair value.
Hierarchical levels, directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:
● Level 1: Quoted prices in active markets for identical assets or liabilities that the organization has the ability to access at the reporting date.
● Level 2: Inputs other than quoted prices included in Level 1, which are either observable or that can be derived from or corroborated by observable data as of the reporting date.
● Level 3: Inputs include those that are significant to the fair value of the asset or liability and are generally less observable from objective resources and reflect the reporting entity's assumptions about the assumptions market participants would use in pricing the asset or liability.

TEO Foods Inc.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2018
(UNAUDITED)

The Company's financial instruments consist of advances from a related party, notes payable and license fee payable. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of the respective instruments.
Loss Per Common Share
Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period.  The calculation of diluted earnings (loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.  Securities with anti-dilutive effects on net earnings (loss) per share are excluded. As of June 30, 2018 preferred shares convertible to 90,229,000 common shares were excluded from the calculation of loss per common share because its inclusion would have been anti-dilutive. As of December 31, 2017, preferred shares convertible to 100,000,000 common shares were excluded from the calculation of loss per common share because its inclusion would have been anti-dilutive.
Accounting Pronouncements Recently Adopted and Recent Accounting Pronouncements
In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP.  The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services.  ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP.  In March 2016, the FASB issued the final guidance to clarify the principal versus agent guidance (i.e., whether an entity should report revenue gross or net).  In April 2016, the FASB issued final guidance to clarify identifying performance obligation and the licensing implementation guidance.  In May 2016, FASB updated the guidance in ASU No. 2014-09, which updated implementation of certain narrow topics within ASU 2014-09.  Finally, in December 2016, the FASB issued several technical corrections and improvements, which clarify the previously issued standards and corrected unintended application of previous guidance.  These standards (collectively "ASC 606") will be effective for annual periods beginning after December 15, 2017 (as amended in August 2015, by ASU 2015-14, Deferral of the Effective Date), and interim periods therein, using either of the following transition methods:  (i) a full retrospective approach reflecting the applications of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures).  We adopted this ASU on January 1, 2018 and the adoption did not have any impact to the Company's financial statements.
In February 2016, the FASB issued Accounting Standards Update No. 2016-02 Leases (ASU 2016-2), which establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months.  ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and is not expected to have a significant impact on our financial statements or disclosures.

NOTE 3 – ROYALTY AND LICENSE AGREEMENT

On September 30, 2017, the Company entered into a Master Agreement with TEO Inc. ("TEO") TEO is the founder and majority controlling shareholder of the Company. The Master Agreement provides the Company a license to use the TEO name and logo on food products it sells and to apply TEO's pasteurization/sterilization processes to its products for improved shelf life and safety. Additional provisions provide the Company production rights to TEO's pasteurizer/sterilizer and rights to lease its own system when certain sales/production increase. Pursuant to the master agreement, the Company agreed to pay an initial $1 million fee in installments with $100,000 due on June 30, 2018, $300,000 due on December 31, 2018 and the remaining $600,000 due in 12 equal monthly payments with the first payment due on January 31, 2019. During the six months ended June 30, 2018, the Company paid $43,000 toward its initial payment due June 30, 2018. Commencing January 1, 2020, a use/royalty and service fee of 5.5% of the Company's gross revenue for food sales processed using TEO's intellectual property is payable quarterly.  The ongoing licensing is maintained by meeting minimum annual use/royalty and service fees. The Company may pay for the difference between the actual use and the minimum to maintain the license. The annual minimum is listed as follows:

TEO Foods Inc.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2018
(UNAUDITED)

Year	Minimum use/royalty and service fee
2020	$ 500,000
2021	750,000
2022	1,000,000
Thereafter	Increase 10% per year

As a result of TEO being the majority shareholder of the Company and TEO's basis in the license being $0, the Company recorded a deemed dividend of $1 million for the initial fee payable to TEO. As of June 30, 2018, the current portion of the license fee payable was $927,000.

NOTE 4 - RELATED PARTY TRANSACTIONS
Preferred Share Issuance and Conversion
On March 31, 2018, the Company issued 9,771,000 common shares to TEO Inc. for the conversion of 977,100 Class A Preferred Stock. TEO Inc. directed that the common shares resulting from the conversion be issued to the shareholders of TEO Inc. The common shares were issued to 31 shareholders with 78% of the shares controlled by our sole officer and director.

NOTE 5 – CONCENTRATIONS
Co-Pack Agreement
On April 20, 2018, the Company entered into a co-packing agreement with Commercial Targa S.A. De C.V. ("Targa") Targa is located in Tijuana Mexico and produces and sells its own brands of products in Mexico which includes the NERYS line of imported California cheese products, frozen pizzas, various pasta meals and other products sold in the major stores such as Walmart, 7 eleven, Soriana, OXXO and others.
Targa is currently the Company's only vendor contracted to produce its products. The Company expects to maintain this relationship with Targa. Targa has informally agreed to support placement of the Company's non-competing products where its products are distributed.

TEO Foods Inc.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2018
(UNAUDITED)

NOTE 6 - NOTES PAYABLE
During the six months ended June 30, 2018, the Company issued four notes for an aggregate principal of $25,000. These notes bear annual interest at 4% and matured on April 6, 2018. As of June 30, 2018, and December 31, 2017, the outstanding balance of notes payable was $55,000 and $30,000, respectively. On July 31, 2018, these notes and the interest due were converted to common shares at $0.10 per share.

NOTE 7 - CONVERTIBLE NOTES PAYABLE
On June 28, 2018, the Company commenced an offering of up to $600,000 in debt through the sale of promissory notes. The notes are for a two-year term and bear an 8% interest rate due at maturity. The notes are convertible into the Company's common shares at a 20% discount to the 30-day average bid price of the Company's common shares as may be quoted on the OTCQB, OTCQX or listing on a national stock exchange and at no rate lower than $0.20 per share. As of June 30, 2018, the Company has sold $100,000 to one investor. The Company will evaluate the beneficial conversion feature of the note upon the conversion date.

NOTE 8 – EQUITY
Preferred Stock
Each share of Class A Preferred Stock may be converted by the holder upon request of the holder into 10 shares of common stock. Each holder is entitled to 100 votes for each share of Class A Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. The holders are entitled to dividends, if any, as declared by the Company and participate pari passu with the common stock of the Company at the conversion rate.
Preferred Share Conversion
On March 31, 2018, the Company issued, 9,771,000 common shares to TEO Inc. for the conversion of 977,100 Class A Preferred Stock. See Note 4.

TEO Foods Inc.
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2018
(UNAUDITED)

NOTE 9 - SUBSEQUENT EVENTS
Stoc Purchase Agreement
On July 30, 2018, the Company entered into a Stock Purchase Agreement with NERYS USA Inc. to purchase all of the issued and outstanding equity of Targa. The purchase price includes $500,000 in cash, a $740,000 Secured Convertible Promissory note and 15,000,000 common shares of the Company. The closing of this transaction shall be held on the later of October 11, 2018 or the satisfaction or waiver of the conditions specified in the Stock Purchase Agreement. There can be no assurance as to when or if the acquisition of Targa will ever occur.
Settlement of Notes Payable
On July 31, 2018, the Company issued 563,745 common shares to three note holders as payment for principal and interest due on eight notes totaling $55,000 and interest totaling $1,375.
Note Payable
On July 31, 2018, the Company issued a Note for $100,000 in principal bearing interest at 8% maturing on October 31, 2018.

TEO Foods, Inc.

PROSPECTUS

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth expenses in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$103
Legal fees and expenses	$2,000
Accountants' fees and expenses	$6,500
Miscellaneous fees	$1,000
Total	$9,103

Item 14. Indemnification of Directors and Officers

Our Bylaws provide that, to the extent and in the manner permitted by the laws of the State of Nevada, and specifically as is permitted under the Nevada Revised Statutes, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 15. Recent Sales of Unregistered Securities

The securities that we issued or sold within the past three fiscal years and were not registered with the Securities and Exchange Commission are described below.

1. Preferred Share Issuance

On December 27, 2017, the Company issued all of the Class A preferred shares to TEO to settle outstanding payable of $10,000.

3. Notes Payable and Conversion

During the year ended December 31, 2017, the Company issued four notes for an aggregated principal of $30,000. These notes bear annual interest at 4% and matured on April 6, 2018. As of December 31, 2017, notes payable was $30,000.

During the six months ended June 30, 2018, the Company issued four notes for an aggregated principal of $25,000. These notes bear annual interest at 4% and matured on April 6, 2018.

On July 31, 2018, the Company issued 563,745 common shares at a price of $0.10 per share to the three note holders as payment for principal and interest due on all eight notes totaling $55,000 and interest totaling $1,375.

2. Preferred Share Issuance and Conversion

On March 31, 2018, the Company issued 9,771,000 common shares to TEO Inc. for the conversion of 977,100 Class A Preferred Stock. TEO Inc. directed that the common shares resulting from the conversion be issued to the shareholders of TEO Inc. pursuant to the schedule provided. The common shares were issued to 35 shareholders with 73.3% of the issued shares controlled by our sole officer and director.

3. Issuance of Convertible Note Payable

On June 28, 2018, the Company commenced a private offering of up to $600,000 in debt through the sale of promissory notes. The notes are for a two-year term and bear an 8% interest rate due at maturity. The notes are convertible into the Company's common shares at a 20% discount to the 30-day average bid price of the Company's common shares as may be quoted on the OTCQB, OTCQX or listing on a national stock exchange and at no rate lower than $0.20 per share. As of July 31, 2018, the Company has sold $100,000 to one investor.

4. Note Payable

On July 31, 2018, the Company issued a note for $100,000 in principal bearing interest at 8% maturing on October 31, 2018.

The offerings of the securities described in Paragraphs 1 through 3 above were exempt from registration under Section 3(a)(9) (in the case of conversions) or regulation S or regulation D or Section 4(2) of the Securities Act of 1933.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

Exhibit No.	Description

3.1*	Amended and Restated Articles of Incorporation of TEO Foods, Inc.
3.2*	Bylaws of TEO Foods, Inc.

5.1*	Opinion of Bonner & Associates.

10.1*	Master Agreement with TEO Inc. effective September 30, 2017
10.2*	Co-Pack Agreement with TARGA. Effective April 20, 2018

10.3*	Form of Securities Purchase Agreement. We entered into respective agreements on this form with 1 purchaser in June 2018.
10.3.1*	Form of Secure Convertible Note.

10.4*	Promissory Note July 31st, 2018.

10.5*	Stock Purchase Agreement between NERYS USA Inc. and TEO Foods, Inc effective July 30, 2018

23.1*	Consent of GBH CPAs. PC, independent registered public accounting firm.
23.2*	Consent of Bonner & Associates (Included in Exhibit 5.1).
____________

*	Filed herewith
**	Furnished herewith
+	Each of these Exhibits constitutes a management contract, compensatory plan, or arrangement.

(b)	Financial Statement Schedules.

The financial statement schedules have been omitted because they are not applicable, not required, or the information is included in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4  For determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
 A.    Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;
 B.    Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
 C.    The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
 D.    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on October 11, 2018 .

TEO FOODS, INC.

By:	/s/ Jeffrey Mackay
Name:	Jeffrey Mackay
Title:	CEO, President
(Principal Executive Officer )

By:	/s/ John O'Keefe
Name:	John O'Keefe
Title:	CFO, Treasurer
(Principal Accounting Officer )

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.

Date: October 11, 2018	/s/ Jeffrey Mackay
Jeffrey Mackay, Director,
Principal Executive Officer)

Date: October 11, 2018	/s/ John O'Keefe
John O'Keefe, Director,
Principal Accounting Officer)